EXHIBIT 99.2

AT THE COMPANY             AT THE FINANCIAL RELATIONS BOARD
-----------------------    ----------------------------------------------------

Jill M. Vales              Doug DeLeito       Christina Howard   Martin Gitlin
Chief Financial Officer    General Info.      Analyst Info.      Media Info.
(561) 266-0860             (212) 661-8030


FOR IMMEDIATE RELEASE
May 6, 1999

              THE TRAVEL COMPANY REPORTS 1999 FIRST QUARTER RESULTS
                      AND COMMENTS ON OUTLOOK FOR THE YEAR

Delray Beach, FL., May 6, 1999-- Travel Services International, Inc., dba The Travel Company (Nasdaq: TRVL), a leading specialized distributor of leisure travel services, today reported a 58% increase in net revenues for the quarter ended March 31, 1999 as compared to the same period in 1998. Net income, however, decreased 55% for the first quarter of 1999 compared to 1998.

Net revenues in the 1999 first quarter totaled $41.4 million, an increase of $15.1 million over net revenues for the first quarter of 1998. Net income was $992,000, or $0.07 diluted earnings per share, for the 1999 first quarter, as compared to $2.2 million, or $0.20 diluted earnings per share, for the corresponding prior year period. Results are in line with estimates indicated in the Company's first quarter 1999 preliminary earnings release distributed on April 15, 1999.

Net revenues increased as compared to the first quarter of 1998 as a result of acquisitions and increases in transaction volumes and net revenue per transaction. Within the cruise reporting segment, net revenues in the quarter increased 26%, of which 10% was from internal growth (which excludes the impact of acquisitions made subsequent to January 1, 1998 accounted for using the purchase method of accounting.) Within the outbound reporting segment, net revenues in the quarter increased 33%, of which 18% was from internal growth. Within the lodging reporting segment, net revenues of $4.9 million in the 1999 first quarter were generated by the two companies acquired in June and July of

1998. Within the other reporting segment, net revenues in the quarter increased 133%, of which 87% was from internal growth. The Company's gross profit margin decreased compared to the prior year's first quarter primarily as a result of increased marketing, compensation and other operating costs within the cruise reporting segment. The Company, based in part on the significant internal growth experienced in the cruise reporting segment in 1998, substantially increased marketing expenditures and the number of sales personnel at its cruise call centers. Despite this, cruise transaction volumes during the first quarter of 1999 were moderate and significantly lower than expected. The Company believes the slowed growth rate in the cruise reporting segment resulted from a combination of lower than expected consumer acceptance of new Company marketing programs and unexpected softness in the cruise industry, particularly for Alaskan and European destinations.

General and administrative expenses increased $5.2 million in the first quarter of 1999 compared to 1998, primarily as a result of acquisitions, increased facilities and personnel in the cruise reporting segment, and the operation of a larger corporate headquarters.

The Company is continuing to assess the impact of these and other matters on expected operating results for the remainder of 1999. With the recent addition of a new President and Chief Operating Officer and the departure of other executives, the Company is evaluating its organizational structure, particularly within the cruise reporting segment, reviewing opportunities to reduce expenses, identifying new strategic and tactical marketing and Internet initiatives, and exploring opportunities to leverage the Company's investment in technology. Over the near term, the Company will be aggressively evaluating how it will leverage its technology and call center infrastructure to become a significant presence on the Internet. In this regard, the Company will be examining strategic partnerships and alliances as well as other alternatives for marketing and selling its services on the Internet. With the primary booking season for cruises now over, the Company expects only modest revenue growth in the cruise reporting segment for the remainder of the year. In addition, incremental marketing and Internet related expenses will be incurred. Accordingly, the Company believes net revenues and earnings for the remainder of 1999 will be less than current reported analysts' expectations.

Selected reporting segment information for the three months ended March 31, 1999 and 1998 is provided in an attached schedule. (The Company no longer presents pro forma information which was presented in previous periods because of the significant acquisition activity of the Company.)

Joseph Vittoria, the Company's Chairman and Chief Executive Officer, commented:
"While we are naturally disappointed with the results in our cruise segment thus far in 1999, we are pleased to report that operating results for three of our four reporting segments were in line with or exceeded our expectations for the quarter. Demand to Europe has been strong and the war in Kosovo has thus far not been a significant factor for our outbound segment. Our lodging segment continues to grow by adding new hotel customers. The rollout of our airline reservation system, Flight Attendant, was completed in April at our San Diego and Portland locations. Within the other reporting segment, 1-800-Fly-Cheap has had record increases in volume and has recently experienced improvement in net revenue per transaction, in part as a result of the revenue management capabilities of Flight Attendant. We are aggressively addressing the core marketing and organizational issues which contributed to the poor results in the cruise segment. While the Company's overall business remains sound and we expect it to grow and operate profitably, we believe results for the Company in 1999 will be less than we previously expected. We view 1999 as a year of investment and transition to position the Company for 2000 and beyond. We believe we will have an advantage on the Internet because of our unique and innovative technology for booking both air and cruise vacations, a combination of technology we believe no other Internet player has today."

The Travel Company is a leading specialized distributor of leisure travel products including cruise vacations, vacation packages, domestic and international airline tickets and European auto rentals, and is a leading provider of travel services such as electronic hotel reservations, specialized hotel programs and services and incentive travel programs. The Company provides travel agents and travelers a unique combination of specialized expertise, the ability to compare options from multiple travel providers and competitive prices.

                                      #####

STATEMENTS CONTAINED IN THIS PRESS RELEASE REGARDING FUTURE FINANCIAL AND OPERATING PERFORMANCE AND RESULTS, SALES, REVENUE, INDIVIDUAL REPORTING SEGMENTS, MARKETING PLANS AND INITIATIVES, THE INTERNET, ACQUISITIONS, OPERATIONAL INITIATIVES, TECHNOLOGY, THE ECONOMY AND OTHER STATEMENTS THAT ARE NOT HISTORICAL FACTS ARE FORWARD LOOKING STATEMENTS. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS, AND ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM ANY RESULTS ANTICIPATED IN ANY FORWARD LOOKING STATEMENT. THE FORWARD LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO RISKS AND UNCERTAINTIES ASSOCIATED WITH: SUCCESSFUL DEPLOYMENT AND INTEGRATION OF SYSTEMS, FACTORS AFFECTING INTERNAL GROWTH AND MANAGEMENT OF GROWTH, THE COMPANY'S ACQUISITION STRATEGY AND AVAILABILITY OF ADEQUATE FINANCING ON ACCEPTABLE TERMS, THE COMPANY'S ABILITY TO IMPLEMENT ITS STRATEGIC TECHNOLOGY, MARKETING, INTERNET AND OPERATIONAL INITIATIVES, THE TRAVEL INDUSTRY, THE ABILITY TO RECRUIT AND RETAIN APPROPRIATE PERSONNEL, THE COST AND AVAILABILITY OF ADVERTISING, SEASONALITY, QUARTERLY FLUCTUATIONS AND GENERAL ECONOMIC CONDITIONS, DEPENDENCE ON PERSONNEL, TECHNOLOGY AND TRAVEL PROVIDERS, AND OTHER FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998.


                       TRAVEL SERVICES INTERNATIONAL, INC.
                         HISTORICAL STATEMENTS OF INCOME
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED MARCH 31
                                                       -----------------------------
                                                            1998             1999
                                                       ------------     ------------
Net revenues                                           $     26,223     $     41,352
Operating expenses                                           14,573           26,331
                                                       ------------     ------------
     Gross profit                                            11,650           15,021

General and administrative expenses                           7,414           12,595
Goodwill amortization                                           407            1,003
                                                       ------------     ------------
     Income from operations                                   3,829            1,423

Interest expense and other, net                                  29             (230)
                                                       ------------     ------------
     Income before income taxes                               3,800            1,653

Provision for income taxes                                    1,596              661
                                                       ------------     ------------
     Net income                                        $      2,204     $        992
                                                       ============     ============

Diluted earnings per share                             $       0.20     $       0.07
                                                       ============     ============

Shares used in computing diluted earnings per share      10,849,532       14,019,160
                                                       ============     ============

               TRAVEL SERVICES INTERNATIONAL, INC.
                          BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE DATA)
                           (UNAUDITED)

                                                                     DECEMBER 31,    MARCH 31,
                                                                        1998           1999
                                                                     -----------     ---------
                              ASSETS
Current Assets:
  Cash and cash equivalents                                           $ 26,084       $ 36,373
  Accounts receivable, net                                              15,460         20,271
  Receivables from affiliates and employees                                250            312
  Prepaid expenses                                                       3,380         12,704
  Prepaid income taxes                                                   2,920          3,239
  Deferred income taxes                                                    827          1,031
  Other current assets                                                   1,476          1,739
                                                                      --------       --------
     Total current assets                                               50,397         75,669

Property and equipment, net                                             22,504         26,806
Goodwill, net                                                          105,773        142,864
Notes receivables from employees                                           410            325
Other assets                                                             1,045          1,372
                                                                      --------       --------
     Total assets                                                     $180,129       $247,036
                                                                      ========       ========

                  LIABILITIES AND STOCKHOLDERS'
                              EQUITY

Current Liabilities:
  Current maturities of long-term debt                                     257            274
  Trade payables and accrued expenses                                   27,412         60,738
                                                                      --------       --------
     Total current liabilities                                          27,669         61,012

Borrowings under line of credit                                           --           24,000
Long-term debt, net of current portion                                   2,888          2,817
Deferred income taxes                                                    3,774          4,273
Other long-term liabilities                                                501            431
                                                                      --------       --------
     Total liabilities                                                  34,832         92,533
                                                                      --------       --------

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $0.01 par value;  1,000,000 shares authorized;
  none outstanding
Common stock, $0.01 par value;  50,000,000 shares authorized;
  13,376,969 and 13,795,658 shares outstanding, respectively               134            138
Additional paid-in capital                                             129,623        137,830
Retained earnings                                                       15,540         16,535
                                                                      --------       --------
     Total stockholders' equity                                        145,297        154,503
                                                                      --------       --------
     Total liabilities and stockholders' equity                       $180,129       $247,036
                                                                      ========       ========

                       TRAVEL SERVICES INTERNATIONAL, INC.
                    SELECTED REPORTING SEGMENT FINANCIAL DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                           HISTORICAL
                                   ---------------------------
                                   THREE MONTHS ENDED MARCH 31,
                                   ---------------------------
                                       1998          1999
                                     -------       -------
CRUISE
Net revenues                         $12,347       $15,500

Gross profit                           6,647         5,119

Income before income taxes (1)         3,566           674


OUTBOUND
Net revenues                          11,265        14,928

Gross profit                           3,945         5,698

Income before income taxes (1)         2,566         3,900


LODGING
Net revenues                            --           4,853

Gross profit                            --           1,962

Income before income taxes (1)          --             760


OTHER
Net revenues                           2,611         6,071

Gross profit                           1,058         2,242

Income before income taxes (1)           496         1,391


TOTAL
Net revenues                          26,223        41,352

Gross profit                         $11,650       $15,021

(1) Excludes goodwill amortization, software amortization and support expenses, expenses of corporate headquarters, interest expense and certain other expenses recorded at corporate headquarters